Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Spirit AeroSystems Holdings, Inc.’s Registration Statement Nos. 333-140824, 333-141299, and 333-146112 on Form S-8 of our report dated June 27, 2006 (which report expresses an unqualified opinion on the financial statements of the Wichita Division of the Boeing Commercial Airplane Group of the Boeing Company (the “Division’s financial statements”) and includes an explanatory paragraph referring to the basis of presentation) appearing in this Annual Report on Form 10-K of Spirit AeroSystems Holdings, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Seattle, Washington
February 15, 2008